UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 4, 2009
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On March 4, 2009, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting reported an unaudited net loss of $8.8 million or $(1.01) per share for the year ended December 31, 2008, compared with net income of $10 million or $1.15 per share in 2007 (adjusted for a 3-for-2 split in December 2007). A loan loss related to a subordinated debenture held by one of the Company’s subsidiaries, and a non-cash mark-to-market valuation change to several of the company’s equity investments contributed significantly to the company’s loss in 2008.
     Total assets at December 31, 2008 were a record $1.8 billion compared with $1.6 billion the prior year. Loans grew from $1.2 billion a year ago to $1.3 billion as of December 31, 2008, while deposits were $1.5 billion at year-end 2008 compared with $1.3 billion at year-end 2007.
     Net interest income in 2008 totaled $43.3 million compared with $42.5 million the prior year, reflecting relative strength in the company’s core lending business and organic growth. Provision for loan losses increased substantially to $23.8 million in 2008, compared to $3.0 million in 2007. This increase was primarily attributable to the company’s Florida operation, as well as participation loans in the Atlanta, Georgia market purchased by one of the company’s subsidiaries.
     Total noninterest income for 2008 was $13.6 million compared with $13.9 million the prior year. In 2008, the Company posted year-over-year growth in most categories of noninterest income, partially due to the inclusion of its HNB Financial Services, Inc. (HNB) subsidiary for a full year. HNB was acquired in September 2007. The company’s asset management and brokerage operations continued to grow and generate a solid revenue stream outside of the lending function. The brokerage units operate as Raymond James Financial Services (RJFS) offices. RJFS is a well-respected independent broker-dealer with no investment banking operations. The 2008 increases in noninterest income were largely offset by a reduction in gains on sales of equity investments, from $2.9 million in 2007 to $942 thousand in 2008.
     Total noninterest expense for 2008 was $53.8 million compared with $39.4 million in 2007. All categories of noninterest expense reflected increases in 2008, in large part due to the inclusion of HNB for a full year, as well as a substantial increase in FDIC insurance premiums, from $223 thousand in 2007 to $1.1 million in 2008. In 2008, the company recorded $1.1 million in losses on foreclosed real estate, either through sales or valuation write-downs, compared to $86 thousand in 2007. Additionally, the Company recognized other-than-temporary impairment losses of $5.3 million due to mark-to-market valuations of several of its equity investments in other financial institutions. There were no such impairment losses in 2007.
     In fourth quarter 2008, the Company reported a net loss of $6.7 million or $(0.77) per share, compared with net income of $2.5 million or $0.29 per share in fourth quarter 2007 (adjusted for the split). Net interest income in fourth quarter 2008 was $10.6 million compared with $11.1 million in fourth quarter 2007. Provision for loan losses in the fourth quarter of 2008 was $12.8 million compared with $1.1 million in the same period a year ago.
     As of December 31, 2008 total non-performing loans (nonaccrual loans plus loans 90 or more days in arrears) were $38.0 million compared with $23.0 million a year ago and $32.5 million in third quarter 2008. Management noted that of the total non-performing loan amount, approximately $26.4 million is concentrated in just 14 commercial loan relationships. Total non-performing loans represented 2.8% of total loans at December 31, 2008, compared with 1.9% a year ago and 2.5% in third quarter 2008.

     The Company’s Royal Palm Bank of Florida (“Royal Palm”) subsidiary had numerous challenges with non-performing loans during 2008, reporting $11.8 million, or 31% of the company’s total non-performing loans, as of December 31, 2008. It was reported that a new management team for Royal Palm was installed in March 2008. As the result of an injection of capital in late December 2008, Royal Palm now exceeds the highest capitalization rating as defined currently for the industry.
     Heartland Bank, the bank subsidiary of Mid-America Bancorp of Leawood, Kansas, of which the Company owns a 56% interest, experienced losses and increased non-performing loans directly correlated to participation debt exposures in the Atlanta metro-market. Heartland’s non-performing loans were $14.0 million, or 37% of the company’s total non-performing loans, as of December 31, 2008.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on March 4, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By: Name: Title:	/s/ Ted T. Awerkamp Ted T. Awerkamp President, and Chief Executive Officer

Date: March 4, 2009

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